SOBEL & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS
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293 EISENHOWER PKWY., SUITE 290, LIVINGSTON NEW JERSEY 07039 -TEL 973-994-9494 -
FAX 973-994-1571




June 13, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re: Inamco International Corp.

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Inamco International Corp. and Sobel & Co., LLC ceased as of October 2, 2002 in regards to all accounting and auditing services. Since the fiscal year ended December 31, 1999 and through Sobel & Co.'s resignation on October 2, 2002, there was no disagreement between the Company and Sobel & Co., LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Sobel & Co., LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

We have read Item 4(a)(ii) included in the Form 8K dated June 13, 2003 of Inamco International Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

SOBEL & CO., LLC


BY:  /s/ SOBEL & CO., LLC
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   SOBEL & CO., LLC